                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                           Intelect Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  458144-10-2
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
             Date of Event Which Requires Filing of the Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)

[x]  Rule 13d-1(c)

[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 31 Pages

                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO. 458144-10-2                                    PAGE 2 OF 31 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                             SOLE VOTING POWER
                     5.
     NUMBER OF                     0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          300,000 Warrants (exercisable into 300,000 shares
     OWNED BY             of Common Stock)(1)(2)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                      0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,748,927 shares of Common Stock

                          300,000 Warrants (exercisable into 300,000 shares
                          of Common Stock)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.
      See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11. 3.4% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN;HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

  ----------------------                                     ------------------
  CUSIP NO.  458144-10-2             13G                     Page 3 of 31 Pages
  ----------------------                                     ------------------


------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Citadel Investment Group, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois limited liability company
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          300,000 Warrants (exercisable into 300,000 shares of Common Stock)/(1)(2)/

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                         1,748,927 shares of Common Stock

                         300,000 Warrants (exercisable into 300,000 shares of Common Stock)/(2)/

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO; HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

  ---------------------                                     ------------------
  CUSIP NO. 458144-10-2               13G                   Page 4 of 31 Pages
  ---------------------                                     ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GLB Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          300,000 Warrants (exercisable into 300,000 shares of
                          Common Stock)/(1)(2)/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,748,927 shares of Common Stock

                          300,000 Warrants (exercisable into 300,000 shares of Common Stock)/(2)/

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

===============================================================================

  -----------------------                             ------------------
  CUSIP NO.  458144-10-2            13G               PAGE 5 of 31 Pages
  -----------------------                             ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Kenneth Griffin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. citizen
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                 0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          300,000 Warrants (exercisable into 300,000 shares of
     OWNED BY             Common Stock)/(1)(2)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                 0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8    1,748,927 shares of Common Stock

                          300,000 Warrants (exercisable into 300,000 shares of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.4% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

  CUSIP NO.  458144-10-2              13G            Page 6 of 31 Pages
             -----------                             ------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wellington Partners Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          103,000 Warrants (exercisable into 103,000 shares of
     OWNED BY             Common Stock)/(1)(2)/

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7

      PERSON                    0
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          559,531 shares of Common Stock

                          103,000 Warrants (exercisable into 103,000 shares of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.1% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

  ---------------------                                     ------------------
  CUSIP NO. 458144-10-2              13G                    Page 7 of 31 Pages
  ---------------------                                     ------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WNPH, L.L.C.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          68,800 Warrants (exercisable into 68,800 shares of
                          Common Stock)/(2)/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          68,800 Warrants (exercisable into 68,800 shares of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO; HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

/(2)/  See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                   PAGE 8 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      WHC, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited liability company
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          68,800 Warrants (exercisable into 68,800 shares
     OWNED BY             of Common Stock)/(2)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          68,800 Warrants (exercisable into 68,800 shares
                          of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    OO; HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



/(2)/  See Item 4, Endnote 2.

                                 SCHEDULE 13G
-----------------------                                  ---------------------
  CUSIP NO.458144-10-2                                    PAGE 9 OF 31 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NP Partners
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda general partnership
------------------------------------------------------------------------------
                           SOLE VOTING POWER
                     5           0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6    68,000 Warrants (exercisable into 68,800 shares of
                          Common Stock)(2)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7              0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH           8   68,800 Warrants (exercisable into 68,800 shares of
                          Common Stock)(2)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11 0.1% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

/(2)/ See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 10 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Wingate Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          34,200 Warrants (exercisable into 34,200 shares
     OWNED BY             of Common Stock)/(1)(2)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          559,531 shares of Common Stock

                          34,200 Warrants (exercisable into 34,200 shares
                          of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.0% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 11 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Kensington Global Strategies Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          189,200 Warrants (exercisable into 189,200 shares
     OWNED BY             of Common Stock)/(1)(2)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,070,116 shares of Common Stock

                          189,200 Warrants (exercisable into 189,200 shares
                          of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.1% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO; HC

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 12 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Fisher Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          66,400 Warrants (exercisable into 66,400 shares
     OWNED BY             of Common Stock)/(1)(2)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,070,116 shares of Common Stock

                          66,400 Warrants (exercisable into 66,400 shares
                          of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.9% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 13 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Olympus Securities, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Bermuda company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          122,800 Warrants (exercisable into 122,800 shares
     OWNED BY             of Common Stock)/(2)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          122,800 Warrants (exercisable into 122,800 shares
                          of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 6 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.2% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



/(2)/  See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 14 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Orchard Investment Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0/(1)/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          20,291 shares of Common Stock/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 15 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Midway Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0/(1)/
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          20,291 shares of Common Stock/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 16 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CCG Capital Fund L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware limited partnership
      U.S.A.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8        0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 6 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN; HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 17 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CCG Capital Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8        0

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

==============================================================================

  CUSIP NO.  458144-10-2              13G                  PAGE 18 of 31 PAGES

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      CCG Investment Fund Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Cayman Islands company
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5        0
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,800 Warrants (exercisable into 7,800 shares
     OWNED BY             of Common Stock)/(1)(2)/
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7        0
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          98,989 shares of Common Stock/(2)/

                          7,800 Warrants (exercisable into 7,800 shares
                          of Common Stock)/(2)/
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9    See Row 8 above.

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.2% as of the date of the filing of this statement. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Row 6 above.
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12    CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!



/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/  See Item 4, Endnote 2.

------------------------                                     -------------------
   CUSIP NO. 458144-10-2              13G                    Page 19 of 31 Pages
------------------------                                     -------------------


                                  SCHEDULE 13G
                                  ------------


Item 1(a) Name of Issuer:

               Intelect Communications, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

               1100 Executive Drive
               Richardson, Texas  75081

Item 2(a) Name of Person Filing
Item 2(b) Address of Principal Business Office or, if none, Residence
Item 2(c) Citizenship

               Citadel Limited Partnership
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Illinois limited partnership

               Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Delaware limited liability company

               GLB Partners, L.P.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Delaware limited partnership

               Kenneth Griffin
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               U.S. citizen

               Wellington Partners Limited Partnership
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Illinois limited partnership

               WNPH, L.L.C.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Delaware limited liability company

---------------------                                        -------------------
CUSIP NO. 458144-10-2                 13G                    Page 20 of 31 Pages
---------------------                                        -------------------

               WCH, L.L.C.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Delaware limited liability company

               NP Partners
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Bermuda general partnership

               Wingate Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Cayman Islands company

               Kensington Global Strategies Fund, Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Bermuda company

               Fisher Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Cayman Islands company

               Olympus Securities, Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Bermuda company

               Orchard Investment Partners, L.P.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Delaware limited partnership

               Midway Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Cayman Islands company

   ---------------------                                     -------------------
   CUSIP NO. 458144-10-2              13G                    Page 21 of 31 Pages
   ---------------------                                     -------------------

               CCG Capital Fund L.P.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Delaware limited partnership

               CCG Capital Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Cayman Islands company

               CCG Investment Fund Ltd.
               c/o Citadel Investment Group, L.L.C.
               225 W. Washington
               9/th/ Floor
               Chicago, Illinois 60606
               Cayman Islands company

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    458144-10-2

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               (a) [__] Broker or dealer registered under Section 15 of the Exchange Act;

               (b) [__]  Bank as defined in Section 3(a)(6) of the Exchange Act;

               (c) [__] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

               (d) [__] Investment company registered under Section 8 of the Investment Company Act;

               (e) [__] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

               (f) [__] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [__] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

               (h) [__] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i) [__] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [__]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

  ---------------------                                   -------------------
  CUSIP NO. 458144-10-2               13G                 Page 22 of 31 Pages
  ---------------------                                   -------------------


Item 4    Ownership:

CITADEL LIMITED PARTNERSHIP
CITADEL INVESTMENT GROUP, L.L.C.
GLB PARTNERS, L.P.
KENNETH GRIFFIN

  (a)     Amount beneficially owned:

                 1,748,927 shares of Common Stock /(1)/
                 300,000 Warrants (exercisable into 300,000 shares of Common Stock)/(1)(2)/

  (b)     Percent of Class:

                 3.4%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item (a) above.

  (c)     Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:

                 0

          (ii)   shared power to vote or to direct the vote:

                 300,000 Warrants (exercisable into 300,000 shares of Common Stock)/(1)(2)/

          (iii)  sole power to dispose or to direct the disposition of:

                 0

          (iv)   shared power to dispose or to direct the disposition of:

                 See Item (a) above.


WELLINGTON PARTNERS LIMITED PARTNERSHIP

  (a)     Amount beneficially owned:

                 559,531 shares of Common Stock/(1)/
                 103,000 Warrants (exercisable into 103,000 shares of Common Stock)/(1)(2)/

  (b)     Percent of Class:

                 1.1%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item (a) above.

  (c)     Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote:

                 0

          (ii)   shared power to vote or to direct the vote:

                 103,000 Warrants (exercisable into 103,000 shares of Common Stock)/(1)(2)/

CUSIP NO. 458144-10-2                  13G                   Page 23 of 31 Pages

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See Item (a) above.



WNPH, L.L.C.
WCH, L.L.C.
NP PARTNERS

  (a)     Amount Beneficially Owned:

                  68,800 Warrants (exercisable into 68,800 shares of Common Stock)/(2)/

  (b)     Percent of Class:

                  0.1%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item (a) above.

  (c)     Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  68,800 Warrants (exercisable into 68,800 shares of Common Stock)/(1)(2)/

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See Item (a) above.



WINGATE CAPITAL LTD.

  (a)     Amount Beneficially Owned:

                  559,531 shares of Common Stock/(1)/
                  34,200 Warrants (exercisable into 34,200 shares of Common Stock)/(1)(2)/

  (b)     Percent of Class:

                  1.0%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item (a) above.

CUSIP NO. 458144-10-2                  13G                   Page 24 of 31 Pages

  (c)     Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  68,800 Warrants (exercisable into 68,800 shares of Common Stock)/(1)(2)/

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See Item (a) above.



KENSINGTON GLOBAL STRATEGIES FUND, LTD.

  (a)     Amount Beneficially Owned:

                  1,070,116 shares of Common Stock/(1)/
                  189,200 Warrants (exercisable into 189,200 shares of Common Stock)/(1)(2)/

  (b)     Percent of Class:

                  2.1%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item (a) above.

  (c)     Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  189,200 Warrants (exercisable into 189,200 shares of Common Stock)/(1)(2)/

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See Item (a) above.



FISHER CAPITAL LTD.

  (a)     Amount Beneficially Owned:

                  1,070,116 shares of Common Stock/(1)/
                  66,400 Warrants (exercisable into 66,400 shares of Common Stock)/(1)(2)/

CUSIP NO. 458144-10-2                  13G                   Page 25 of 31 Pages

  (b)     Percent of Class:

                  1.9%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item (a) above.

  (c)     Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  66,400 Warrants (exercisable into 66,400 shares of Common Stock)/(1)(2)/

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See Item (a) above.


OLYMPUS SECURITIES LTD.

  (a)     Amount Beneficially Owned:

                  122,800 Warrants (exercisable into 122,800 shares of Common Stock)/(1)(2)/

  (b)     Percent of Class:

                  0.2%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item (a) above.

  (c)     Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  See Item (a) above.

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See Item (a) above.

CUSIP NO. 458144-10-2                  13G                   Page 26 of 31 Pages


ORCHARD INVESTMENT PARTNERS, L.P.
MIDWAY CAPITAL LTD.

  (a)     Amount Beneficially Owned:

                  20,291 shares of Common Stock/(1)/

  (b)     Percent of Class:

                  0.1%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999.

  (c)     Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  0/(1)/

          (iii)   sole power to dispose or to direct the disposition of:

                  0

          (iv)    shared power to dispose or to direct the disposition of:

                  See Item (a) above.



CCG CAPITAL FUND L.P.
CCG CAPITAL LTD.

  (a)     Amount Beneficially Owned:

                  0

  (b)     Percent of Class:

                  0.0%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999.

  (c)     Number of shares as to which such person has:

          (i)     sole power to vote or to direct the vote:

                  0

          (ii)    shared power to vote or to direct the vote:

                  0

          (iii)   sole power to dispose or to direct the disposition of:

---------------------                                        -------------------
CUSIP NO. 458144-10-2                 13G                    Page 27 of 31 Pages
---------------------                                        -------------------

          (iv) shared power to dispose or to direct the disposition of:

               0


CCG INVESTMENT FUND LTD.

  (a)     Amount Beneficially Owned:

               98,989 shares of Common Stock/(1)/
               7,800 Warrants (exercisable into 7,800 shares of Common Stock)/(1)(2)/

  (b)     Percent of Class:

               0.2%. Based on 60,936,573 shares of Common Stock issued and outstanding as of October 31, 1999, plus the shares of Common Stock issuable upon exercise of the Warrants referred to in Item
               (a) above.

  (c)     Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:

               0

          (ii) shared power to vote or to direct the vote:

               7,800 Warrants (exercisable into 7,800 shares of Common Stock)/(1)(2)/

          (iii) sole power to dispose or to direct the disposition of:

                0

          (iv)  shared power to dispose or to direct the disposition of:

                See Item (a) above.

/(1)/ Pursuant to a Settlement Agreement dated June 27, 1999, the holders have granted to the Issuer or its designee an irrevocable proxy to vote all of their shares of Common Stock (but not the shares issuable upon exercise of the Warrants).

/(2)/ None of the holders has the right to exercise Warrants for a number of shares of Common Stock (i) in excess of the number of shares that, upon giving effect to such exercise would cause the aggregate number of shares of Common Stock beneficially owned (as defined in the applicable instruments) by the holder and its affiliates to exceed 5% of the outstanding shares of Common Stock following the exercise, or (ii) to the extent that, after giving effect to such exercise, such holder would have acquired beneficial ownership (as defined in the applicable instruments) of a number of shares of Common Stock during the 60-day period ending on and including the date such exercise was implemented (the "60-Day Period") which, when added to the number of shares of Common Stock beneficially owned at the beginning of the 60-Day Period, is in excess of 10% of the shares of Common Stock outstanding immediately after giving effect to such exercise. This Schedule shall not be construed as an admission that any of the Reporting Persons is a "beneficial owner" of the Common Stock underlying such Warrants within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1933, as amended, as of the date of filing of this
Schedule 13-G.

------------------------                                     -------------------
   CUSIP NO. 458144-10-2              13G                    Page 28 of 31 Pages
------------------------                                     -------------------


Item 5    Ownership of Five Percent or Less of a Class:

                    If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                    See Item 2 above.

Item 8    Identification and Classification of Members of the Group:

                    Not Applicable.

Item 9    Notice of Dissolution of Group:

                    Not Applicable.

Item 10   Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

---------------------                                        -------------------
CUSIP NO. 458144-10-2                 13G                    Page 29 of 31 Pages
---------------------                                        -------------------

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 11th, 2000                /s/ Kenneth Griffin
                                          --------------------------
                                          Kenneth Griffin

CITADEL INVESTMENT GROUP, L.L.C.          GLB PARTNERS, L.P.

By:  /s/ Kenneth Griffin                  By:  Citadel Investment Group, L.L.C.,
     --------------------------                its general partner
     Kenneth Griffin, President

                                          By:  /s/ Kenneth Griffin
                                               --------------------------
                                               Kenneth Griffin, President

CITADEL LIMITED PARTNERSHIP               WELLINGTON PARTNERS LIMITED
                                          PARTNERSHIP
By:  GLB Partners, L.P.,
     its general partner                  By:  Citadel Limited Partnership,
                                               its general partner
By:  Citadel Investment Group, L.L.C.,
     its general partner                  By:  GLB Partners, L.P.,
                                               its general partner
By:  /s/ Kenneth Griffin
     --------------------------           By:  Citadel Investment Group, L.L.C.,
     Kenneth Griffin, President                its general partner

                                          By:  /s/ Kenneth Griffin
                                               --------------------------
                                               Kenneth Griffin, President

WNPH, L.L.C.                              WCH, L.L.C.

By:  Wellington Partners Limited          By:  Citadel Limited Partnership,
     Partnership, its sole member              its sole member

By:  Citadel Limited Partnership,         By:  GLB Partners, L.P.,
     its general partner                       its general partner

By:  GLB Partners, L.P.,                  By:  Citadel Investment Group, L.L.C.,
     its general partner                       its general partner

By:  Citadel Investment Group, L.L.C.,    By:  /s/ Kenneth Griffin
     its general partner                       --------------------------
                                               Kenneth Griffin, President

By:  /s/ Kenneth Griffin
     --------------------------
     Kenneth Griffin, President

CUSIP NO. 458144-10-2                   13G                  Page 30 of 31 Pages


NP PARTNERS                              WINGATE CAPITAL LTD.

By:  WCH, L.L.C.,                        By:  Citadel Limited Partnership,
     its general partner                      its trading manager

By:  Citadel Limited Partnership,        By:  GLB Partners, L.P.,
     its sole member                          its general partner

By:  GLB Partners, L.P.,                 By:  Citadel Investment Group, L.L.C.,
     its general partner                      its general partner

By:  Citadel Investment Group, L.L.C.,   By:  /s/ Kenneth Griffin
     its general partner                     ---------------------------------
                                              Kenneth Griffin, President

By:  /s/ Kenneth Griffin
    --------------------------------
    Kenneth Griffin, President

KENSINGTON GLOBAL STRATEGIES             FISHER CAPITAL LTD.
FUND, LTD.
                                         By:  Citadel Limited Partnership,
By:  Citadel Limited Partnership,             its trading manager
     its trading manager
                                         By:  GLB Partners, L.P.,
By:  GLB Partners, L.P.,                      its general partner
     its general partner
                                         By:  Citadel Investment Group, L.L.C.,
By:  Citadel Investment Group, L.L.C.,        its general partner
     its general partner
                                         By:  /s/ Kenneth Griffin
By:  /s/ Kenneth Griffin                     ----------------------------------
    ----------------------------------       Kenneth Griffin, President
    Kenneth Griffin, President



OLYMPUS SECURITIES, LTD.                 ORCHARD INVESTMENT PARTNERS,
                                         L.P.
By:  Citadel Limited Partnership,
     its trading manager                 By:  Citadel Limited Partnership,
                                              its general partner
By:  GLB Partners, L.P.,
     its general partner                 By:  GLB Partners, L.P.,
                                              its general partner
By:  Citadel Investment Group, L.L.C.,
     its general partner                 By:  Citadel Investment Group, L.L.C.,
                                              its general partner
By:  /s/ Kenneth Griffin
     ------------------------------      By:  /s/ Kenneth Griffin
     Kenneth Griffin, President              --------------------------------
                                              Kenneth Griffin, President

------------------------                                     -------------------
   CUSIP NO. 458144-10-2              13G                    Page 31 of 31 Pages
------------------------                                     -------------------

MIDWAY CAPITAL LTD.                      CCG CAPITAL FUND L.P.

By:  Citadel Limited Partnership,        By:  Citadel Limited Partnership,
     its trading manager                      its general partner

By:  GLB Partners, L.P.,                 By:  GLB Partners, L.P.,
     its general partner                      its general partner

By:  Citadel Investment Group, L.L.C.,   By:  Citadel Investment Group, L.L.C.,
     its general partner                      its general partner

By:  /s/ Kenneth Griffin                 By:  /s/ Kenneth Griffin
    ---------------------------------        --------------------------------
     Kenneth Griffin, President               Kenneth Griffin, President

CCG CAPITAL LTD.                         CCG INVESTMENT FUND LTD.

By:  Citadel Limited Partnership,        By:  Citadel Limited Partnership,
     its trading manager                      its trading manager

By:  GLB Partners, L.P.,                 By:  GLB Partners, L.P.,
     its general partner                      its general partner

By:  Citadel Investment Group, L.L.C.,   By:  Citadel Investment Group, L.L.C.,
     its general partner                      its general partner

By:  /s/ Kenneth Griffin                 By:  /s/ Kenneth Griffin
   ---------------------------------         ----------------------------------
     Kenneth Griffin, President               Kenneth Griffin, President